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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[X]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                                  AZURIX CORP.
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                           (Name of Registrant as Specified In Its Charter)

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     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
            Payment of Filing Fee (Check the appropriate box):


[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)   Amount Previously Paid:

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       (2)   Form, Schedule or Registration Statement No.:

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       (4)   Date Filed:
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[AZURIX LOGO]

                                                                  Media Contact:
                                                                 Diane Bazelides
                                                                  (713) 345-5209

                                                                Analyst Contact:
                                                                 Elizabeth Ivers
                                                                  (713) 646-9531

AZURIX CORP. BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS ENRON
PROPOSAL AT INCREASED PRICE OF $8.375 PER SHARE

FOR IMMEDIATE RELEASE:  Friday, December 15, 2000

         HOUSTON - Azurix Corp. announced today that it has entered into an agreement and plan of merger with Enron Corp. under which the holders of Azurix's publicly traded shares would receive cash of $8.375 per share. The merger requires the approval of a majority of Azurix's public shareholders voting on the matter, excluding Enron, Atlantic Water Trust and their affiliates.

         Azurix's board of directors unanimously approved the transaction and its submission to Azurix's shareholders. This approval followed a determination by a special committee of the board that the merger is fair to and in the best interests of Azurix's public shareholders. The special committee, which consists of Azurix directors who are directors but not officers of Enron, has been negotiating the previously announced Enron proposal to fund a buyback of public shareholders at $7.00 per share. In making its determination, the special committee relied on advice of its investment bankers, Salomon Smith Barney and Wasserstein Perella & Co., Inc., who concluded that the proposal with the increased price is fair to Azurix's public shareholders from a financial point of view.

         Under the proposed agreement and plan of merger, Enron would effectively acquire the public shareholders' one-third interest in Azurix. Atlantic Water Trust would continue to hold



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the remaining two-thirds of the Azurix common stock and thus would continue to control Azurix. Enron holds a 50 percent voting interest in Atlantic Water
Trust.

         A special shareholder meeting to vote on the agreement will occur following the distribution of proxy materials by Azurix. Azurix intends to file the required documents with the Securities and Exchange Commission by the end of December. A shareholders' meeting and closing are targeted for the first quarter of 2001. The merger is subject to customary closing conditions.

         The agreement may be terminated by Azurix's board of directors or the special committee without any termination fee if they receive a proposal to acquire Azurix or its assets that in the judgment of the board or special committee is superior to the merger.

         To the extent needed to enable Azurix to meet certain conditions for a merger under the indenture for its senior notes, Enron has agreed to convert, immediately prior to the merger, up to $180 million of indebtedness owed to it by Azurix under an existing line of credit to equity in the form of Azurix preferred stock. The stock would be subject to mandatory redemption in 2012.

         Azurix also announced that it has settled in principle certain shareholder litigation pending in Delaware and Texas that had challenged the Enron proposal as unfair. The settlement is contingent upon execution of a definitive settlement agreement, confirmatory discovery, and court approval.

         Investors are urged to read the proxy statement that will be filed with the Securities and Exchange Commission by Azurix in connection with the merger because it will contain important information, including the identities of the participants in the solicitation of proxies from Azurix shareholders and a description of such participants' interests in such solicitation. You will be able to obtain a free copy of the proxy statement and other relevant documents filed with the Commission at the Commission's website, http://www.sec.gov. Shareholders will also be able to obtain a free copy of the relevant documents by contacting Investor Relations at Azurix at: 713-646-9531, 333 Clay Street, Suite 1000, Houston, Texas 77002.

         Azurix Corp. (www.azurix.com) is a global water company that owns, operates and manages water and wastewater assets, provides water and wastewater related services, and develops and manages water resources. Azurix offers e-business solutions in the areas of procurement, engineering and design, water supply and storage and billing and collections. Azurix is listed on the Russell 2000 U.S. equity index. Its stock is traded on the New York Stock Exchange under the ticker symbol, "AZX."

         This press release includes forward-looking statement within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Azurix believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things, the timing of the SEC's review of Azurix's submission, whether third parties will offer to acquire Azurix or its assets before the proposed merger is approved, and whether Azurix's public shareholders will approve the proposed merger. No assurance can be given that the merger will occur.
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